Exhibit 99.5

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial statements were prepared by applying certain pro forma adjustments to the historical financial statements of Longbau. The pro forma adjustments give effect to the following transactions (the “Transactions”):

·	Our acquisition of Long Bao Life Technology Co., Ltd. ("Long Bao Life)
·	Our acquisition of Ho-Cheng Insurance Brokers Co., Ltd. ("Ho-Cheng Insurance")

The unaudited pro forma combined statements of operations for the year ended December 31, 2015 and for the nine months ended September 30, 2016 give effect to the Transactions as if each of them had occurred on January 1.

The historical financial statements of Long Bao Life and Ho Cheng Insurance appear elsewhere in this Form 8-K. We determined that each acquisition shown involved the acquisition of a business, considering the guidance in Rule 11-01 (d) of Regulation S-X, and individually, as well as in aggregate, met the significance test of Rule 3-05 of Regulation S-X.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma combined financial statements in the notes to the unaudited pro forma combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our pro forma combined financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

For Longbau's acquisitions of Long Bao Life and Ho-Cheng Insurance, management has made the determination that the acquisitions should be accounted for as entities under common control and therefore the assets acquired and liabilities assumed were recorded at their book value on the acquisition date. Pro forma adjustments were made to reflect the share changes between Longbau and Long Bao Life and between Longbau and Ho-Cheng Insurance.

These unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

Longbau Group, Inc.

Long Bao Life Technology Co., Ltd.

Ho-Cheng Insurance Brokers Co., Ltd.

Pro Forma Combined Balance Sheet

As of September 30, 2016

(Unaudited)

	Longbau	Long Bao	Ho-Cheng
	Group	Life	Insurance	Adjustments		Pro Forma
	(historical)	(historical)	(historical)
ASSETS

Current Assets:
Cash and cash equivalents	$16,672	$15,694	$344,009	$-		$376,375
Accounts receivable	-	16,043	633,979	-		650,022
Other receivables - related parties	-	861	-	-		861
Inventory	-	499,786	-	-		499,786
Deferred tax assets	-	10,240	-	-		10,240
Prepaid expenses and other current assets	919	17,288	1,024	-		19,231
Total current assets	17,591	559,912	979,012	-		1,556,515

Property and equipment, net of accumulated depreciation	866	2,106,626	106,283	-		2,213,775
Trust investments, restricted	-	6,308,574	-	-		6,308,574
Deferred commission cost	-	1,098,377	-	-		1,098,377
Deferred tax assets - noncurrent	-	237,015	-	-		237,015
Patents	-	11,094	-	-		11,094
Other assets	6,605	5,006	63,978	-		75,589
TOTAL ASSETS	$25,062	$10,326,604	$1,149,273	$-		$11,500,939

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$260,497	$141,091	$677,903	$-		$1,079,491
Accounts payable and accrued expenses - related party	255	-	-	-		255
Other payable - land purchase	-	1,230,667	-	-		1,230,667
Other payable - related party	-	319,471	-	-		319,471
Income taxes payable	-	9,249	30,377	-		39,626
Other payables	-	22,177	58,089	-		80,266
Total current liabilities	260,752	1,722,655	766,369	-		2,749,776
Deferred preneed contract revenues	-	8,081,269	-			8,081,269
	260,752	9,803,924	766,369	-		10,831,045

Commitments and contingencies

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	300	928,836	154,735	(1,083,566	)(1)	305
Additional paid-in capital	149,700	-	-	1,083,566	(1)	1,233,266
Legal capital reserve	-	25,519	53,132	-		78,651
Accumulated other comprehensive income (loss)	(9,625)	29,479	7,231	-		27,085
Retained earnings (accumulated deficit)	(376,065)	(461,154)	167,806	-		(669,413)
Total stockholders' equity (deficit)	(235,690)	522,680	382,904	-		669,894
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$25,062	$10,326,604	$1,149,273	$-		$11,500,939

(1)	Reflects the share exchanges between Longbau and Long Bao Life and between Longbau and Ho-Cheng Insurance. The adjustment also reflects the elimination of Long Bao Life and Ho-Cheng Insurance common stock accounts.

Longbau Group, Inc.

Long Bao Life Technology Co., Ltd.

Ho-Cheng Insurance Brokers Co., Ltd.

Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2016

(Unaudited)

	Longbau	Long Bao	Ho-Cheng
	Group	Life	Insurance	Adjustments		Pro Forma
	(historical)	(historical)	(historical)

Revenues	$-	$1,022,077	$4,696,929	$-		$5,719,006
Cost of revenues	-	737,516	3,521,266	-		4,258,782
Gross profit	-	284,561	1,175,663	-		1,460,224

Operating expenses:
General and administrative	135,296	256,333	920,660	-		1,312,289
Depreciation and amortization expense	890	27,368	27,486	-		55,744
Total operating expenses	136,186	283,701	948,146	-		1,368,033
Income (loss) from operations	(136,186)	860	227,517	-		92,191

Other income (expense)
Realized and unrealized investment losses, net	-	(57,660)	-	-		(57,660)
Other income (expense)	49	47,761	(20,549)	-		27,261
Total other income (expense)	49	(9,899)	(20,549)	-		(30,399)

Income (loss) before provision for income taxes	(136,137)	(9,039)	206,968	-		61,792

Income tax provision	-	19,745	39,162	-		58,907

Net income (loss)	$(136,137)	$(28,784)	$167,806	$-		$2,885

Weighted average shares outstanding	30,000,000			500,000	(1)	30,500,000

Income (loss) per share	$(0.00)					$0.00

(1)	Reflects the shares issued to shareholders of Long Bao Life and Ho-Cheng Insurance.

Longbau Group, Inc.

Long Bao Life Technology Co., Ltd.

Ho-Cheng Insurance Brokers Co., Ltd.

Pro Forma Consolidated Statements of Operations

For the Year Ended December 31, 2015

(Unaudited)

	Longbau	Long Bao	Ho-Cheng
	Group	Life	Insurance	Adjustments		Pro Forma
	(historical)	(historical)	(historical)

Revenues	$109,046	$1,917,356	$5,816,603	$-		$7,843,005
Cost of revenues	24,803	1,637,297	4,398,519	-		6,060,619
Gross profit	84,243	280,059	1,418,084	-		1,782,386

Operating expenses:
General and administrative	212,429	415,399	1,303,381	-		1,931,209
Depreciation and amortization expense	1,185	29,405	34,513	-		65,103
Total operating expenses	213,614	444,804	1,337,894	-		1,996,312
Income (loss) from operations	(129,371)	(164,745)	80,190	-		(213,926)

Other income (expense)
Realized and unrealized investment losses, net	-	(221,016)	-	-		(221,016)
Other income (expense)	137	123,104	3,579	-		126,820
Total other income (expense)	137	(97,912)	3,579	-		(94,196)

Income (loss) before provision for income taxes	(129,234)	(262,657)	83,769	-		(308,122)

Income tax provision (benefit)	-	(16,522)	19,856	-		3,334

Net income (loss)	$(129,234)	$(246,135)	$63,913	$-		$(311,456)

Weighted average shares outstanding	30,000,000			500,000	(1)	30,500,000

Loss per share	$(0.00)					$(0.01)

(1)	Reflects the shares issued to shareholders of Long Bao Life and Ho-Cheng Insurance.